Exhibit 99.1

EMPIRE RESOURCES, INC.

Empire Resources Reports Solid Results For First Quarter of 2015

•	Net Sales of $168.3 Million Are Up 22% from First Quarter of 2014 and Fourth Quarter of 2014

•	Operating Income Increases 3% from First Quarter of 2014 and 42% Sequentially to $3.3 Million

•	For First Quarter of 2015, GAAP Net Income per Diluted Share Is $0.09; Non-GAAP Net Income per Diluted Share Is $0.08

Fort Lee, NJ, May 15, 2015 -- Empire Resources, Inc. (NASDAQ: ERS), a distributor of value added, semi-finished metal products, announced today that net sales for the first quarter of 2015 were $168.3 million, an increase of 22% from both the first quarter of 2014 and the fourth quarter of 2014. The increase in sales was driven by strong growth in all global regions, with the exception of a reduction in sales in Latin America, due to weak local economic conditions.

Gross profit for the first quarter of 2015 increased 11% from the first quarter of 2014 to $7.2 million, or 4.3% of sales, compared with $6.5 million, or 4.7% of sales, in the first quarter of 2014. Gross profit increased 30% from $5.5 million, or 4.0% of sales, in the fourth quarter of 2014.

Operating income for the first quarter of 2015 was $3.3 million, an increase of 3% from the first quarter of 2014 and 42% higher than the fourth quarter of 2014.

Net interest expense for the first quarter of 2015 increased by $0.6 million to $1.7 million from $1.1 million in both the first and fourth quarters of 2014. This resulted from increased bank loans primarily to support higher inventory levels and higher accounts receivable. Inventories which were $117.6 million at the end of the first quarter of 2014, increased to $192.1 million as of December 31, 2014 and have been reduced to $186.8 million by March 31, 2015.

The Company recognized a non-cash non-operating gain of $1.0 million in the first quarter of 2015 related to the change in fair market valuation of the derivative feature of its convertible subordinated note.  That compares with a non-cash non-operating loss of $0.4 million in the first quarter of 2014, and a non-cash non-operating gain of $1.1 million in the fourth quarter of 2014.

Fair value accounting requires that changes in derivative liabilities related to the Company's convertible notes be charged or credited to income during each accounting period. The changes in valuation have several drivers, primary among them is the change in the Company's stock price, with increases in the stock price increasing the value of the derivative liability, causing losses, while decreases in the stock price reduce the value of the derivative liability, producing gains. Such losses are not tax deductible, and likewise any recoveries of such losses are not taxable upon recovery.  Accordingly, no tax effect was given to the non-cash non-operating gain of $1.0 million in the first quarter of 2015, the non-cash non-operating loss of $0.4 million in the first quarter of 2014, or the non-cash non-operating gain of $1.1 million in the fourth quarter of 2014. The resultant effective tax rates were 36% for the first quarter of 2015, 51% for the first quarter of 2014, and 15% for the fourth quarter of 2014.

Non-GAAP net income for the first quarter of 2015, excluding the effect of the change in fair market valuation of the derivative liability and the associated tax treatment, was $1.0 million, or $0.08 per diluted share, compared with $1.3 million, or $0.15 per diluted share in the first quarter of 2014, and $0.7 million, or $0.06 per diluted share, in the fourth quarter of 2014.

On a GAAP basis, the Company reported net income for the first quarter of 2015 of $1.7 million, or $0.09 per diluted share, compared with net income of $0.8 million, or $0.09 per diluted share, in the first quarter of 2014, and $2.0 million, or $0.09 per diluted share, in the fourth quarter of 2014.

The Company uses the non-GAAP measures internally, which exclude the effect of the non-cash non-operating gains and losses due to the quarterly changes in the valuation of the derivative liability, to evaluate its operating performance and believes that this is a useful measure also used by investors.

Nathan Kahn, President and CEO, commented, "High global demand for our products, especially aluminum, drove our continued and strong sales growth in the first quarter. This growth was achieved despite our decision to take a conservative stance in Latin America, given the economic stresses in the region, especially in Brazil. We are taking proactive measures to strengthen our profitability, with an emphasis on returning inventories to more normal levels, while still supporting backlog and demand. Our sequential progress in the first quarter was a step forward in this effort."

About Empire Resources, Inc.

Empire Resources, Inc. is a distributor of a wide range of semi-finished metal products to customers in the transportation, automotive, housing, appliance and packaging industries in the U.S., Canada, Latin America, Australia, New Zealand and Europe. The Company maintains supply contracts with mills in various parts of the world.

Use of Non-GAAP Financial Measures

To supplement the Company's consolidated financial statements presented on a GAAP basis, the Company discloses non-GAAP net income, because management uses this supplemental non-GAAP financial measure to evaluate performance period over period, to analyze the underlying trends in its business, and to establish operational goals. In addition, the Company believes investors already use this non-GAAP measure to monitor the Company's performance. Non-GAAP net income is defined by the Company as net income excluding non-cash, non-operating changes in value of derivative liability related to the conversion option on its convertible debt.

Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The non-GAAP measure discussed above, however, should be considered in addition to, and not as a substitute for, or superior to net income or other measures of financial performance prepared in accordance with GAAP.  A reconciliation of non-GAAP to GAAP net income is set forth in the table below.

The Company believes that providing this information assists investors in understanding the Company's operating performance and the methodology used by management to evaluate and measure such performance.

Forward-Looking Statements:

This press release contains "forward-looking statements." Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company's control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the loss or default of one or more suppliers; (ii) the loss or default of one or more significant customers; (iii) a default by counterparties to derivative financial instruments; (iv) changes in general, national or regional economic conditions; (v) an act of war or terrorism that disrupts international shipping; (vi) changes in laws, regulations and tariffs; (vii) the imposition of anti-dumping duties on products the Company imports; (viii) changes in the size and nature of the Company's competition; (ix) changes in interest rates, foreign currencies or spot prices of aluminum; (x) the loss of one or more key executives; (xi) increased credit risk from customers; (xii) the Company's failure to grow internally or by acquisition and (xiii) the Company's failure to improve operating margins and efficiencies. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Condensed Consolidated Statements of Income
(In thousands except per share amounts)

	Three Months Ended March 31,
	2015	2014
	Unaudited	Unaudited See Note 20
Net sales	$168,253	$138,317
Cost of goods sold	161,077	131,830
Gross profit	7,176	6,487
Selling, general and administrative expenses	3,898	3,299
Operating income	3,278	3,188
Interest expense, net	1,675	1,091
Income before other expenses	1,603	2,097
Other expenses
Change in value of derivative liability	996	(429)
Income before income taxes	2,599	1,668
Income taxes	944	860
Net income	$1,655	$808
Weighted average shares outstanding:
Basic	8,807	8,629
Diluted	11,924	8,886
Earnings per share:
Basic	$0.19	$0.09
Diluted	$0.09	$0.09

See notes to unaudited condensed consolidated financial statements.

Non-GAAP Consolidated Statements of Income
(In thousands except per share amounts)

	Three Months Ended March 31,
	2015	2014
	Unaudited	Unaudited
GAAP income before income taxes	2,599	1,668
Elimination of the change in value of derivative liability	(996)	429
Non-GAAP net income before taxation	1,603	2,097
Income taxes	625	807
Non-GAAP net income	$978	$1,290
Weighted average shares outstanding:
Basic	8,807	8,629
Diluted	11,924	8,886
Non-GAAP earnings per share:
Basic	$0.11	$0.15
Diluted	$0.08	$0.15

Condensed Consolidated Balance Sheets
(In thousands except share and per share amounts)

	March 31, 2015 Unaudited	December 31, 2014
ASSETS
Current assets:
Cash	$4,652	$1,130
Trade accounts receivable (less allowance for doubtful accounts of $536 and $562)	108,094	89,693
Inventories	186,753	192,064
Deferred tax assets	3,901	3,911
Advance to supplier, net of imputed interest of $31 and $66	2,469	3,277
Other current assets, including derivatives	13,640	18,605
Total current assets	319,509	308,680
Preferential supply agreement, net	240	321
Long-term financing costs, net of amortization	915	1,024
Property and equipment, net	4,335	4,258
Total assets	$324,999	$314,283

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Notes payable - banks	$222,331	$201,088
Trade accounts payable	31,389	42,626
Income taxes payable	4,898	4,190
Accrued expenses and derivative liabilities	4,859	4,137
Dividends payable	218	449
Total current liabilities	263,695	252,490

Subordinated convertible debt net of unamortized discount of $605 and $803 respectively	10,395	10,197
Derivative liability for embedded conversion option	1,738	2,734
Deferred taxes payable	49	51
Total liabilities	275,877	265,472

Commitments (Note 19)

Stockholders' equity:
Common stock $0.01 par value, 20,000,000 shares authorized and 11,749,651 shares issued at March 31, 2015 and December 31, 2014	117	117
Additional paid-in capital	13,678	13,678
Retained earnings	42,242	40,805
Accumulated other comprehensive loss	(719)	(334)
Treasury stock, 3,007,528 and 2,843,717 shares at March 31, 2015 and December 31, 2014, respectively	(6,196)	(5,455)
Total stockholders' equity	49,122	48,811
Total liabilities and stockholders' equity	$324,999	$314,283

See notes to unaudited condensed consolidated financial statements

Condensed Consolidated Statements of Cash Flows
(In thousands)

	Three Months Ended March 31,
	2015	2014
	Unaudited	Unaudited
Cash flows - operating activities:
Net income	$1,655	$808
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	162	275
Change in value of derivative liability	(996)	429
Amortization of convertible note discount	197	141
Imputed interest on vendor advance	(26)	(55)
Amortization of supply agreement	80	80
Deferred income taxes	9	2
Foreign exchange loss/(gain) and other	460	(2)
Stock-based compensation	-	373
Changes in:
Trade accounts receivable	(19,269)	(25,743)
Inventories	4,409	22,124
Other current assets	4,959	769
Trade accounts payable	(11,217)	(13,776)
Income taxes payable	716	838
Accrued expenses and derivative liabilities	804	2,584
Net cash used in operating activities	(18,057)	(11,153)
Cash flows - investing activities:
Repayment related to supply agreement	833	833
Purchases of property and equipment	(116)	(11)
Net cash provided by investing activities	717	822
Cash flows - financing activities:
Proceeds from notes payable – banks	22,163	9,833
Repayments - mortgage payable	-	(44)
Deferred financing costs	(13)	-
Dividends paid	(449)	(215)
Treasury stock purchased	(741)	(13)
Net cash provided by financing activities	20,960	9,561
Net increase/(decrease) in cash	3,620	(770)
Effect of exchange rate	(98)	1
Cash at beginning of period	1,130	2,477
Cash at end of the period	$4,652	$1,708
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$1,310	$1,509
Income taxes	$614	$241
Non cash financing activities:
Dividend declared but not yet paid	$218	$217

See notes to unaudited condensed consolidated financial statements